Exhibit 99.1

Fiscal Quarter Ended
October 31, 2011

Mass Megawatts  Wind Power, Inc. Narrow Loss in Second Quarter

WORCESTER, Mass., Dec 15, 2011 /PRNewswire-FirstCall/-- Mass Megawatts Wind Power, Inc.(OTC: MMMW) reports a net loss of $64,345 or less than one cent per share in the second quarter ending October  31,2011. In the same three month period last year, Mass Megawatts reported a net loss of one cent per share or $124,102.

Earlier this week, Mass Megawatts  started the production of its wind power units in a manufacturing facility located on Highway 8 in Morrison, Colorado. The new facility is located near our initial target market in Colorado near Denver.

The first wind power system built at the facility this week will be near another small wind power unit built on site during November.

The wind power system leverages the patented, wind augmenter technology that increases the wind velocity directed toward the wind turbine. This, in turn, can result in a significant increase in power output. For example, an increase in wind velocity from 10 to 20 miles-per-hour can increase the power output of the wind system by a factor of eight.

The company expects the wind system to generate power at a cost that is directly competitive with fossil fuel methods. The system is also capable of operating in lower, wind-speed locations, with reduced maintenance costs. Product information and sales inquiries can be made through the company’s contact page at www.massmegawatts.com.
Mass Megawatts is a publically traded company with less than eleven million shares issued and outstanding.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to

Mass Megawatts Wind Power, Inc.’s ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:
Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com
www.massmegawatts.com